                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                             Rotech Healthcare Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    778669101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /     Rule 13d-1(b)

        /x/     Rule 13d-1(c)

        / /     Rule 13d-1(d)

--------
        (1)  The  remainder  of this  cover  page  shall  be  filled  out for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter the disclosures provided in a prior cover page.

         The information  required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 2 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,781,100 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               1,781,100 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     1,781,100 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     7.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 3 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,781,100 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               1,781,100 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     1,781,100 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     7.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 4 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,781,100 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               1,781,100 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     1,781,100 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     7.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 5 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                       MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        USA
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,781,100 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               1,781,100 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     1,781,100 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     7.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 6 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                       HALLMARK FINANCIAL SERVICES, INC.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        NEVADA
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   55,000 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                              55,000 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     55,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     LESS THAN 1%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     CO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 7 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                       AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                       TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   30,000 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                              30,000 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     30,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     LESS THAN 1%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     CO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 8 of 15 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                       PHOENIX INDEMNITY INSURANCE COMPANY
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                       ARIZONA
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   25,000 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                              25,000 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     25,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     LESS THAN 1%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     CO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 9 of 15 Pages
----------------------                                    ----------------------

Item 1(a).        Name of Issuer:

                  Rotech Healthcare Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2600 Technology Drive, Suite 300
                  Orlando, Florida 32804

Item 2(a).        Name of Person Filing:

                  This statement is jointly filed by Newcastle Partners, L.P., a
                  Texas   limited   partnership   ("NP"),    Newcastle   Capital
                  Management,   L.P.,  a  Texas  limited  partnership   ("NCM"),
                  Newcastle  Capital Group,  L.L.C.,  a Texas limited  liability company  ("NCG"),  Mark E. Schwarz  (together with NP, NCM and
                  NCG, the "Newcastle  Parties"),  Hallmark Financial  Services,
                  Inc., a Nevada  corporation  ("Hallmark"),  American  Hallmark
                  Insurance Company of Texas, a Texas corporation  ("American"),
                  and   Phoenix   Indemnity   Insurance   Company,   an  Arizona
                  corporation  ("Phoenix") (together with Hallmark and American,
                  the  "Hallmark   Parties")   (collectively,   the   "Reporting
                  Persons").  Because Mark E. Schwarz is the managing  member of
                  NCG, which is the general partner of NCM, which in turn is the general partner of NP, each of NCM, NCG and Mr. Schwarz may be deemed,  pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"),  to be the beneficial  owners of all shares of Common Stock held by NP. Because American and
                  Phoenix are  wholly-owned  subsidiaries of Hallmark,  Hallmark may be deemed,  pursuant  to Rule 13d-3 of the Act,  to be the beneficial  owner of all the  shares of Common  Stock  held by
                  American  and  Phoenix.  NP  has  a  controlling  interest  in
                  Hallmark.  Additionally, Mr. Schwarz serves as the Chairman of the Board,  Chief Executive Officer and President of Hallmark.
                  Accordingly,  the  Reporting  Persons  are  filing  this joint statement,  as they may be  considered a "group" under Section
                  13(d)(3) of the Act. However,  neither the fact of this filing nor  anything  contained  herein  shall  be  deemed  to  be an admission  by the  Reporting  Persons that such a group exists between the Hallmark Parties and the Newcastle Parties.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

1.       Newcastle Parties

         300 Crescent Court
         Suite 1110
         Dallas, Texas 75201

2.       Hallmark Parties

         777 Main Street, Suite 1000
         Fort Worth, Texas 76102

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 10 of 15 Pages
----------------------                                    ----------------------

Item 2(c).        Citizenship:

1.       Newcastle Parties

         NP,  NCM and NCG are  organized  under  the laws of the State of Texas.
         Mark E. Schwarz is a citizen of the United States of America.

2.       Hallmark Parties

         Hallmark is organized  under the laws of the State of Nevada.  American is organized under the laws of the State of Texas. Phoenix is organized under the laws of the State of Arizona.

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $0.0001 per share

Item 2(e).        CUSIP Number:

                  778669101

Item 3.           If This  Statement  is Filed  Pursuant  to Rule  13d-1(b),  or
                  13d-2(b) or (c), Check Whether the Person Filing is a:

                  /X/   Not Applicable

         (a)      / /   Broker  or dealer  registered  under  Section  15 of the
                        Exchange Act.

         (b)      / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      / /   Insurance  company as defined in Section 3(a)(19) of the
                        Exchange Act.

         (d)      / /   Investment  company  registered  under  Section 8 of the
                        Investment Company Act.

         (e)      / /   An   investment   adviser   in   accordance   with  Rule
                        13d-1(b)(1)(ii)(E).

         (f)      / /   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /   A savings  association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 11 of 15 Pages
----------------------                                    ----------------------

         (i)      / /   A church plan that is excluded from the definition of an
                        investment   company  under  Section   3(c)(14)  of  the
                        Investment Company Act.

         (j)      / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

1.       NP

         (a)      Amount beneficially owned:

                  1,781,100 shares*

         (b)      Percent of class:

                  7.0% (based on 25,413,270  shares of Common Stock  outstanding as of November 8, 2005 as reported in the  Issuer's  Quarterly
                  Report on Form 10-Q filed  with the  Securities  and  Exchange
                  Commission on November 14, 2005)

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote

                  1,781,100 shares*

         (ii)     Shared power to vote or to direct the vote

                  0 shares

         (iii)    Sole power to dispose or to direct the disposition of

                  1,781,100 shares*

         (iv)     Shared power to dispose or to direct the disposition of

                  0 shares

* By virtue of their  relationship with NP, each of NCM, NCG and Mr. Schwarz may be deemed to beneficially own the 1,781,100 shares of Common Stock of the Issuer held by NP.

2.       American

         (a)      Amount beneficially owned:

                  30,000 shares**

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 12 of 15 Pages
----------------------                                    ----------------------

         (b)      Percent of class:

                  Less  than 1%  (based on  25,413,270  shares  of Common  Stock outstanding as of November 8, 2005 as reported in the Issuer's
                  Quarterly  Report on Form 10-Q filed with the  Securities  and
                  Exchange Commission on November 14, 2005)

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote

                  30,000 shares**

         (ii)     Shared power to vote or to direct the vote

                  0 shares

         (iii)    Sole power to dispose or to direct the disposition of

                  30,000 shares**

         (iv)     Shared power to dispose or to direct the disposition of

                  0 shares

3.       Phoenix

         (a)      Amount beneficially owned:

                  25,000 shares**

         (b)      Percent of class:

                  Less  than 1%  (based on  25,413,270  shares  of Common  Stock outstanding as of November 8, 2005 as reported in the Issuer's
                  Quarterly  Report on Form 10-Q filed with the  Securities  and
                  Exchange Commission on November 14, 2005)

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote

                  25,000 shares**

         (ii)     Shared power to vote or to direct the vote

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 13 of 15 Pages
----------------------                                    ----------------------

                  0 shares

         (iii)    Sole power to dispose or to direct the disposition of

                  25,000 shares**

         (iv)     Shared power to dispose or to direct the disposition of

                  0 shares

** The 55,000 shares of Common Stock reported as beneficially  owned by Hallmark consists of 30,000 shares held by American and 25,000 shares held by Phoenix. By virtue of its relationship with American and Phoenix,  Hallmark may be deemed to beneficially own the shares of Common Stock held by American and Phoenix.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security  Being Reported on by the Parent Holding
                  Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  See Joint Filing Agreement (previously filed).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certifications.

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 14 of 15 Pages
----------------------                                    ----------------------

                                    SIGNATURE

         After reasonable  inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct.

Dated: February 13, 2006          NEWCASTLE PARTNERS, L.P.

                                  By: Newcastle Capital Management, L.P.,
                                      its general partner

                                  By: Newcastle Capital Group, L.L.C.,
                                      its general partner

                                  By: /s/ Mark E. Schwarz
                                      -------------------------------------
                                      Mark E. Schwarz, Managing Member

                                  NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                  By: Newcastle Capital Group, L.L.C.,
                                      its general partner

                                  By: /s/ Mark E. Schwarz
                                      -------------------------------------
                                      Mark E. Schwarz, Managing Member

                                  NEWCASTLE CAPITAL GROUP, L.L.C.

                                  By: /s/ Mark E. Schwarz
                                      -------------------------------------
                                      Mark E. Schwarz, Managing Member

                                  /s/ Mark E. Schwarz
                                  -----------------------------------
                                  MARK E. SCHWARZ

                                  HALLMARK FINANCIAL SERVICES, INC.

                                  By: /s/ Mark E. Schwarz
                                      ---------------------------------
                                      Mark E. Schwarz, Chief Executive Officer

----------------------                                    ----------------------
CUSIP No. 778669101                   13G                    Page 15 of 15 Pages
----------------------                                    ----------------------

                                  AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS

                                  By: /s/ Mark J. Morrison
                                      ----------------------------------
                                      Mark J. Morrison, Chief Financial Officer
                                      and Secretary

                                  PHOENIX INDEMNITY INSURANCE COMPANY

                                  By: /s/ Mark J. Morrison
                                      ----------------------------------
                                      Mark J. Morrison, Chief Financial Officer
                                      and Secretary